            [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]






                               January 29, 1997

Katz Media Corporation
125 West 55th Street
New York, New York  10019


                  RE:      KATZ MEDIA CORPORATION
                           10 1/2% SERIES B SENIOR SUBORDINATED NOTES DUE 2007

                  We have acted as counsel to Katz Media Corporation (formerly known as Katz Capital Corporation), a Delaware corporation (the "Company"), and Katz Communications, Inc., Katz Millennium Marketing Inc., Banner Radio Sales, Inc., Christal Radio Sales, Inc., Eastman Radio Sales, Inc., Seltel Inc., Katz Cable Corporation and The National Payroll Company, Inc., each a Delaware corporation (collectively, the "Guarantors"), in connection with (i) the Company's offer to exchange (the "Exchange Offer") $1,000 principal amount of 10 1/2% Series B Senior Subordinated Notes due 2007 (the "New Notes") of the Company for each $1,000 principal amount of its issued and outstanding 10 1/2% Series A Senior Subordinated Notes due 2007 (the "Old Notes") pursuant to a Registration Statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) the guarantees (the "Subsidiary Guarantees") of the New Notes by the Guarantors. The Old Notes have been and the New Notes will be issued pursuant to the provisions of an Indenture, dated as of December 19, 1996 (the "Indenture"), by and among the Company, American Stock Transfer & Trust Company, as trustee (the "Trustee"), and the Guarantors.

                  As such counsel, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such corporate documents of the Company, certificates of public officials and certificates of officers of the Company and such other documents and agreements and records and papers as we have deemed necessary or appropriate in order to render this opinion. Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Indenture.

Katz Media Corporation
January 29, 1997
Page 2

                  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the signature of all parties (other than the Company and the Guarantors) to documents, the legal right and power of all parties (other than the Company and the Guarantors) to enter into and execute the documents to which they are a party and to consummate the transactions contemplated therein, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

                  Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

                  1) the Company has duly authorized the New Notes and, when issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer, the New Notes will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and (ii) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and

                  2) each of the Guarantors has duly authorized the Subsidiary Guarantees to be endorsed on the New Notes and, when executed and delivered upon due issuance of the New Notes in accordance with the terms of the Indenture, the Subsidiary Guarantees will be the legally valid and binding obligation of each of the Guarantors, enforceable against each of them in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and (ii) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  This law firm is a registered limited liability partnership organized under the laws of the State of Texas. Our opinion relates only to the laws of the State of New York and the federal law of the United States of America. We express no opinion of the law of any other jurisdiction.

                  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our

Katz Media Corporation
January 29, 1997
Page 3

attention. Subject to the foregoing sentence, this opinion letter is solely for your benefit and no other persons shall be entitled to rely upon the opinions herein expressed.

                  We hereby consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereof.

                            Very truly yours,

                            /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            -------------------------------------------------